Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our reports (1) dated February 20, 2013, with respect to the consolidated financial statements of Thrivent Financial for Lutherans, (2) dated April 22, 2013, with respect to the financial statement schedules of Thrivent Financial for Lutherans listed on pages F-442 through F-44 of the Registration Statement and (3) dated April 22, 2013, with respect to the financial statements of Thrivent Variable Insurance Account A in Post-Effective Amendment No. 13 to the Registration Statement on Form N-6 and related Prospectus of Thrivent Variable Insurance Account A.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

April 22, 2013